UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2008

SPEEDUS CORP.

(Exact name of registrant as specified in charter)

Delaware	000-27582	13-3853788
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1 Dag Hammarskjold Blvd.
Freehold, New Jersey	07728
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888)-773-3669

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 29, 2008, Mr. Christopher Vizas, previously an independent director and member of the Audit Committee, resigned from the Speedus Corp. (the “Company”) Board of Directors. Mr. Vizas will continue as Executive Chairman of Density Dynamics Corporation, a recently acquired majority-owned subsidiary of Speedus and pioneer of Green Solid RAM memory and processing products.

The Company filed a Form 8-K on December 16, 2008 to report that Mr. Vizas accepted the position of Executive Chairman of Density Dynamics. As a result, the Company received written notification from The Nasdaq Stock Market advising the Company that it was non-compliant with Marketplace Rules of The Nasdaq Stock Market regarding both the independent director and audit committee requirements.

As a result of Mr. Vizas’ resignation from the Company’s Board of Directors, the Company will now have until the earlier of the Company’s next annual shareholders’ meeting or December 2, 2009; or, if the next annual shareholders’ meeting is held before June 1, 2009, June 1, 2009, to regain compliance with Marketplace Rules of The Nasdaq Stock Market regarding both the independent director and audit committee requirements.

Density Dynamics can be found on the web at www.densitydynamics.com.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under “Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing” is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.
99.1	Press release dated December 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Speedus Corp.

By: /s/ Thomas M. Finn

Name: Thomas M. Finn

Title:	Treasurer and Chief Financial Officer

Date: December 31, 2008

EXHIBITS INDEX

EXHIBIT
NUMBER	TITLE OF DOCUMENT
99.1	Press release dated December 29, 2008